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Exhibit 99.1

February 12, 2004

Dear Inland Real Estate Corporation Stockholder:

We have recently learned of an offer that you may have received from Madison Liquidity Investors, LLC to purchase your shares in Inland Real Estate Corporation for $10.00 per share less any distributions made on or after February 2, 2004 and a transfer fee of $50.00 per transfer. We believe the price offered by Madison is inadequate and recommend that you not tender your shares.

We are responsible for assuring that you receive the material facts necessary for you to make an informed investment decision. This offer, known as a "mini-tender" is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. We believe that Madison's offer fails to comply with the rules and guidelines applicable to these offers.

Further, if you accept Madison's offer, you will lose all dividends paid since February 2, 2004. On February 17, 2004 we will pay a dividend equal to $0.08 per share and expect to pay another dividend of $0.072 per share on March 17, 2004. Assuming you own 100 shares and accepted Madison's offer no later than February 27, 2004, you would receive a net price of $9.42 which is equal to $10.00 per share less the amount of the distribution to be paid on February 17, 2004 of $0.08 per share and the transfer fee of $0.50 per share. Please note if you owned 250 or 500 shares, the transfer fee would reduce the offer price by $0.20 and $0.10 per share. We believe that accepting Madison's offer is not in your best interest.

As Madison points out in its offer, our most recent valuation of our shares, calculated for ERISA purposes, was equal to $11.00 per share using, what we believe are, very conservative internal estimates of property values. Also, under our share repurchase plan, we repurchase shares, from time to time, at $9.75 per share without any commissions. As we have disclosed in the past, this plan is designed to provide liquidity to those needing to sell. The price is not meant to approximate the fair market value of the shares, but does establish, in our view, a floor price. Depending on how many shares you own, this "floor price" is also greater than the price offered by Madison. Our board of directors re-evaluates the share repurchase program on an annual basis and has increased the price paid per share two of the last three years. We are in the process of evaluating the repurchase price for 2004.

We believe that Madison has also failed to provide you with the important procedural safeguards associated with tender offers for which filings are required by the Securities and Exchange Commission. Specifically, if you tender to Madison, you will not have the right to withdraw your shares. Under SEC rules, you would be able to withdraw at any time until closing of the tender offer. Also, Madison's offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not provide for pro rata treatment if shareholders tender more interests than Madison desires to purchase. Under SEC rules, Madison would be required to accept tenders on a pro rata basis.

Finally, Madison's offer fails to adequately disclose important matters required under the SEC guidelines. For example, Madison states that it has received a "commitment of more than $26.2 million" to fund the acquisition of all the shares in its offer. Madison fails to disclose the identity of the person or entity providing the commitment as well as any conditions to Madison being able to avail itself of the financing commitment.

In evaluating Madison's offer, you should also consult the publication of the Securities and Exchange Commission entitled "Mini-Tender Offers: Tips for Investors," which is included with this letter and is available on the SEC's website at www.sec.gov/investor/pubs/minitend.htm. If you do decide to tender and Madison accepts, we will only accept a request for transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with the terms of our organizational documents.

If you have any questions or would like additional information, please call Investor Services at (888) 331-4732 (toll-free).

Sincerely,
INLAND REAL ESTATE CORPORATION

Robert D. Parks Chairman of the Board, President and Chief Executive Officer
CC:	Investment Representative
Encl.

The following is from the U.S. Securities & Exchange Commission website:

Mini-Tender Offers:

Tips for Investors

Most investors welcome tender offers because they frequently provide a rare opportunity to sell securities at a premium above market price. But investors should know that not all tender offers are alike.

"Mini-tender" offers—tender offers for less than five percent of a company's stock—have been increasingly used to catch investors off guard. Many investors who hear about mini-tender offers surrender their securities without investigating the offer, assuming that the price offered includes the premium usually present in larger, traditional tender offers. But they later learn that they cannot withdraw from the offer and may end up selling their securities at below-market prices.

If you've been asked to tender your securities, find out first whether the offer is a mini-tender offer. And remember that mini-tender offers typically do not provide the same disclosure and procedural protections that larger, traditional tender offers provide. For example, when a bidder—the person or group of people behind the offer—makes a tender offer for more than five percent of the company's shares, all of the SEC's tender offer rules apply. These rules require bidders to:

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  Disclose important information about themselves;

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  Disclose the terms of the offer;

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  File their offering documents with the SEC; and

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  Provide the target company and any competing bidders with information about the tender offer.

The rules also give investors important protections, including the right to:

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  Change their minds and withdraw from the transaction while the offer remains open;

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  Have their shares accepted on a "pro rata" basis (if the offer is for less than all of the company's outstanding shares and investors tender too many shares); and

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  Be treated equally by the bidder.

But none of the rules listed above applies to mini-tender offers.

Instead, the only rules that encompass mini-tender offers—Section 14(e) of the Securities Exchange Act and Regulation 14E—provide that bidders must:

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  Not engage in fraud or deceptive practices;

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  Hold open tender offers for minimum time periods; and

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  Make prompt payment to investors after the offer closes.

Regulation 14E also requires the target company to state its position about the offer by recommending that investors accept or reject the offer. The company may also state that it remains neutral or takes no position. But because bidders in mini-tender offers don't have to notify the target, the target may not even know about the offer.

Investors need to scrutinize mini-tender offers carefully. Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price. Others make mini-tender offers at a premium—betting that the market price will rise before the offer closes and then extending the offer until it does or improperly canceling if it doesn't.

With most mini-tender offers, investors typically feel pressured to tender their shares quickly without having solid information about the offer or the people behind it. And they've been shocked to learn that they generally cannot withdraw from mini-tender offers.

Here are the steps you should take if you are asked to sell your stock, bonds, limited partnership interests, or other securities through a mini-tender offer:

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  Find out whether the offer is a mini-tender offer. Most bidders won't use the term "mini-tender offer" to describe their offer to buy your shares. Instead, they may call it a "Solicitation to Purchase Shares of XYZ Corporation." Ask the bidder—or your broker—what percentage of the company the bidder seeks to purchase. If the answer is less than five percent, you're dealing with a mini-tender offer, and you should proceed with caution.

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  Get a copy of the offering document. And be sure to read the disclosure carefully. Do not make an investment decision until you see the disclosure about the offer.

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  Determine whether the bidder has adequate financing. Some bidders make mini-tender offers because they can do so at virtually no cost. These individuals often do not have the financing necessary to purchase the shares in the offer. Before you surrender your securities in a mini-tender offer, ask tough questions—and demand answers—about the bidder's ability to pay once the offer closes.

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  Identify the current market price for your securities. For stock, you can easily get price information in many newspapers, on-line, or from your broker or investment adviser. For bonds and limited partnerships, you may need to talk with your broker or investment adviser because these prices may be hard to find. For limited partnerships, contact the general partner to get a list of firms that buy and sell the limited partnership, or ask your broker or investment adviser.

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  Find out the "final" tender offer price after all deductions are taken. In some tender offers, you may get a lower price because deductions are taken from the tender offer price for dividend payments. Also, some bidders in mini-tender offers fail to disclose clearly that certain fees or expenses may also be deducted from the offer price.

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  Ask when you'll be paid for the shares you tender. Bidders in mini-tender offers sometimes fail to provide prompt payment, sometimes delaying for weeks or months. Before you tender your shares, be sure to find out when the bidder will pay you for your shares.

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  Consult with your broker or other financial adviser. Make sure you understand the terms of the tender offer before tendering your shares. Ask for any additional written information that may be available.

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  If you want to sell your shares, determine where you can get your best price. Check all your alternatives for selling your securities. For instance, compare how much you will receive if you sell through your broker versus the tender offer.

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  Remember that once you agree to a mini-tender offer, you are probably locked in. If the tender offer is for less than five percent of the company's stock, exercise extreme caution. Unlike other tender offers, you generally cannot change your mind after you have tendered your shares in a mini-tender offer, even if the offer hasn't yet closed. In addition, the bidder can extend the tender offer without giving you the right to withdraw your shares. And in the meantime, you've lost control over the securities you tendered.

If you've run into trouble with a mini-tender offer, act promptly. By law, you only have a limited time to take legal action.

Contact the SEC's Office of Investor Education and Assistance for help. You can send us your complaint using our online complaint form. Or you can reach us as follows:

U.S. Securities & Exchange Commission
Office of Investor Education and Assistance
450 5th Street, NW
Washington, D.C. 20549-0213
Fax: (202) 942-9634

http://www.sec.gov/investor/pubs/minitend.htm

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  Exhibit 99.1